UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2008

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 22, 2008 we entered into an Acquisition, Licensing, Development and Supply Agreement by and among us, ATIII LLC, our direct wholly-owned subsidiary, and Ovation Pharmaceuticals, Inc. The agreement, which is scheduled to close in thirty days, provides for a collaboration in which Ovation will develop and market ATryn®, our recombinant form of human antithrombin, in the U.S. The collaboration includes final development and commercialization of ATryn® in the hereditary antithrombin deficiency, or HD, indication. The collaboration also plans for further development in acquired antithrombin deficiencies, such as the treatment of heparin resistance in patients undergoing surgery requiring cardiopulmonary bypass and the treatment of disseminated intravascular coagulation associated with severe sepsis.

Under the agreement we will be responsible for production of ATryn® and Ovation will be responsible for sales and marketing of ATryn® in the U.S., including all launch activities. As the collaboration proceeds with the acquired deficiencies, Ovation will fund our anticipated costs of clinical development for the heparin resistance indication.

The agreement provides for potential payments to us for meeting clinical, regulatory, and sales milestones. The milestone payments include a total of $9 million through approval of ATryn® for HD in the U.S., including $3 million paid upon closing and an additional $2 million expected to be received in 2008. Additionally, we will receive a transfer price on commercial product, a royalty on net sales, and a payment for product used in clinical trials.

The agreement provides that a joint steering committee of our representatives and Ovation’s representatives will determine product development, manufacturing and commercialization of ATryn® in the U.S. The agreement provides that we will enter into a supply agreement with Ovation prior to closing which will govern our manufacture and supply of the ATryn® product to Ovation as well as a quality agreement with Ovation which will govern the quality standards of the ATryn® product that we deliver to Ovation.

The agreement is for a term of twenty years, subject to earlier termination under certain circumstances. Ovation has agreed not to market any product that competes with the ATryn® product during the term of the agreement.

The agreement between us and Ovation, which is expected to close within 30 days, is subject to certain closing conditions, including consents of third parties and termination of the Hart-Scott-Rodino waiting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: June 26, 2008	By:	/s/ Geoffrey F. Cox
Geoffrey F. Cox Chairman of the Board, President and Chief Executive Officer